As filed with the Securities and Exchange Commission on July 11, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER
SCHEDULE B
OF
THE SECURITIES ACT OF 1933

República Oriental del Uruguay

(Name of Registrant)

Name and Address of Authorized Representative in the United States:

Carlos Gianelli
1913 I Street N.W., Lobby
Washington, D.C. 20006

It is requested that copies of notices and communications
from the Securities and Exchange Commission be sent to:

Andrés de la Cruz
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

The securities being registered are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Debt Securities and/or Warrants to Purchase Debt Securities	$191,321,493	100%	$191,321,493	$19,266.07

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Exclusive of accrued interest, if any.

The securities being registered for an offering pursuant to Rule 462(b) under the Securities Act are additional securities registered under the Registrant’s Securities Act registration statement No. 333-189896, under which an aggregate amount of $956,607,465 is available to be sold as of the date of this filing.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This registration statement is being filed with respect to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier registration statement (No. 333-189896) are incorporated by reference into this registration statement.

TABLE OF CONTENTS

This Registration Statement consists of:

(1) Signature Page

(2) Signature of Authorized Representative

(3) Index to Exhibits

(4) Exhibit E: Opinion of Counsel of the Ministry of Economy and Finance of República Oriental del Uruguay

(5) Exhibit F: Opinion of Cleary Gottlieb Steen & Hamilton LLP

SIGNATURE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, República Oriental del Uruguay, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montevideo, Uruguay on the 11th day of July, 2016.

[*]By: /S/ Danilo Astori

Danilo Astori

Minister of Economy and Finance of
República Oriental del Uruguay

 ________________________

[*] Consent is hereby given to the use of his name in connection with the information specified in this Registration Statement or amendment to have been supplied by him and stated on his authority.

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in the City of Washington, D.C., on the 11th day of July, 2016.

By: /S/ Carlos Gianelli

Carlos Gianelli

Authorized Representative of
República Oriental del Uruguay in the
United States of America

EXHIBIT INDEX

Exhibit

A.	Form of Underwriting Agreement*
B.	Form of Indenture dated October 27, 2015, including form of Debt Securities**
C.	Form of Warrant Agreement***
D.	Form of Warrant***
E.	Opinion of Counsel of the Ministry of Economy and Finance of República Oriental del Uruguay
F.	Opinion of Cleary Gottlieb Steen & Hamilton LLP
G.	Consent of Danilo Astori, Minister of Economy and Finance of República Oriental del Uruguay (included on page 4)
H.	Consent of Counsel of the Ministry of Economy and Finance of República Oriental del Uruguay (included in Exhibit E)
I.	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit F)
J.	Form of Indenture dated May 29, 2003, including form of Debt Securities****

*	Filed as an exhibit to Registration Statement No. 333-142594 and incorporated herein by reference.
**	Filed by amendment to the annual report on Form 18-K for the year ended December 31, 2014.
***	To be filed by amendment or in any report filed under the U.S. Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement.
****	Filed as an exhibit to Registration Statement No.333-103739 and incorporated herein by reference.